Exhibit 99.1

TRxADE Group to Present at the Virtual Fall Investor Summit

TAMPA, FL, November 10, 2020 — Trxade Group, Inc. (MEDS) an integrated drug procurement, delivery and healthcare platform, today announced that management will present at the Virtual Fall Investor Summit, hosted by Investor Summit Group and taking place November 16-18, 2020.

Suren Ajjarapu, Chief Executive Officer of TRxADE Group, is scheduled to participate in one-on-one meetings throughout the event and will host a virtual presentation as follows:

Virtual Fall Investor Summit

Date: Tuesday, November 17, 2020
Time: 2:30 p.m. Eastern time (11:30 p.m. Pacific time)
Webcast: https://www.webcaster4.com/Webcast/Page/2038/38529

A live audio webcast and archive of the presentation will be available using the webcast link above until November 16, 2021. For more information on the Investor Summit Group Virtual Fall Summit or to schedule a one-on-one, please contact the Company’s investor relations contact or your Investor Summit Group representative.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (Nasdaq: MEDS) is an integrated drug procurement, delivery and healthcare platform that fosters price transparency, thereby improving profit margins for both buyers and sellers of pharmaceuticals. Trxade Group operates across all 50 states with the central mission of making healthcare services affordable and accessible. Founded in 2010, Trxade Group is comprised of three synergistic operating platforms; (1) the Trxade B2B trading platform with around 11,800 registered pharmacies, (2) Integra Pharma Solutions, Trxade Group’s virtual wholesale division and (3) the Bonum Health platform offering affordable telehealth services. For additional information, please visit us at www.trxade.com and www.bonumhealth.com.

Investor Relations:

Lucas Zimmerman
Senior Vice President
MZ Group - MZ North America
(949) 259-4987
MEDS@mzgroup.us
www.mzgroup.us